Exhibit (d)(1)(n)
Form of
Schedule A to Advisory Agreement

Fund	Annual Investment Advisory Fee
(as a percentage of average daily net assets)
PL Portfolio Optimization Conservative	0.20%
PL Portfolio Optimization Moderate-Conservative	0.20%
PL Portfolio Optimization Moderate	0.20%
PL Portfolio Optimization Moderate-Aggressive	0.20%
PL Portfolio Optimization Aggressive	0.20%
PL Money Market Fund	0.20% of the first $250 million
0.15% of the next $250 million
0.10% on excess
PL Income Fund	0.50%
PL Main Street® Core Fund	0.45%
PL Emerging Markets Fund	0.80%
PL International Value Fund	0.65%
PL Short Duration Bond Fund	0.40%
PL Floating Rate Loan Fund	0.75%
PL Growth LT Fund	0.55%
PL Mid-Cap Equity Fund	0.65%
PL Large-Cap Growth Fund	0.75%
PL International Large-Cap Fund	0.85%
PL Small-Cap Growth Fund	0.60%
PL Small-Cap Value Fund	0.75%
PL Managed Bond Fund	0.40%
PL Inflation Managed Fund	0.40%
PL Large-Cap Value Fund	0.65%
PL Comstock Fund	0.75%
PL Mid-Cap Growth Fund	0.70%
PL Real Estate Fund	0.90%
Effective December 31, 2010

IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed by their officers designated below on the date written above.

PACIFIC LIFE FUNDS
By:
Name:	Mark W. Holmlund
Title:	President

PACIFIC LIFE FUND ADVISORS LLC
By:
Name:	Howard Hirakawa
Title:	Vice President

By:
Name:	Laurene E. MacElwee
Title:	Assistant Vice President & Assistant Secretary